UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Berkshire Hills Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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[BERKSHIRE HILLS BANCORP LOGO]
March __, 2010
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Berkshire Hills Bancorp, Inc. to be held at:
The Crowne Plaza Hotel
One West Street
Pittsfield, Massachusetts
                    , May __, 2010
10:00 a.m., local time
The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously voted.
The Board of Directors recommends that you vote “FOR” each of the proposals to be presented at the annual meeting.
Sincerely,

Michael P. Daly	Lawrence A. Bossidy
President and Chief Executive Officer	Non-Executive Chairman of the Board

[Berkshire Hills Bancorp Logo]
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on ________, May _____, 2010

PLACE	Crowne Plaza Hotel One West Street Pittsfield, Massachusetts

ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years.

(2) A non-binding proposal to give advisory approval of our executive compensation programs and policies.

(3) To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2010.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	Stockholders as of the close of business on the record date, March _____, 2010, are entitled to one vote for each share of common stock held at that time.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. Stockholders owning their shares through a broker, bank or other nominee may be able to vote by telephone or by the Internet. Please see the enclosed voting instructions on how to vote your shares. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Kevin P. Riley Corporate Secretary March _____, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY  _____, 2010—THIS PROXY STATEMENT AND BERKSHIRE HILLS BANCORP, INC.’S 2009 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT HTTP://WWW.PROXYDOCS.COM/BHLB.

Berkshire Hills Bancorp, Inc.

Proxy Statement

i

Berkshire Hills Bancorp, Inc.

Proxy Statement

General Information
We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Berkshire Hills Bancorp, Inc. for the 2010 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Berkshire Hills Bancorp, Inc. as “Berkshire Hills,” the “Company,” “we,” “our” or “us.”
Berkshire Hills is the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. In this proxy statement, we may also refer to Berkshire Bank as the “Bank.”
We are holding the 2010 annual meeting at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on  _____, May  _____, 2010 at 10:00 a.m., local time.
We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about March  _____, 2010.
Information About Voting
Who Can Vote at the Meeting
You are entitled to vote the shares of Berkshire Hills common stock that you owned as of the close of business on March  _____, 2010. As of the close of business on March  _____, 2010, a total of  _____ shares of Company common stock were outstanding. Each share of common stock has one vote.
The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. There are no such record owners as of March  _____, 2010.
Ownership of Shares; Attending the Meeting
You may own shares of Berkshire Hills in one of the following ways:
•	Directly in your name as the stockholder of record;
•	Indirectly through a broker, bank or other holder of record in “street name”; or
•	Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan or the trust that holds restricted stock awards issued to directors and employees under our equity plans.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting. If you wish to vote at the meeting, you will need to bring proof of identity.
If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote by filling out a voting form that accompanies your proxy materials. Your broker, bank or nominee may allow you to provide voting instructions by telephone or by the Internet. Please see the form provided by your broker, bank or nominee that accompanies this proxy statement.
If you hold your shares in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.
Quorum and Vote Required
Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.
Votes Required for Proposals. At this year’s annual meeting, stockholders will elect four directors to serve a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the four nominees receiving the greatest number of votes will be elected.
In voting on the non-binding proposal to give advisory approval of our compensation programs and policies, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required.
In voting on the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2010, the affirmative vote of a majority of the votes cast at the annual meeting is required.
For all other proposals, the proposal must be approved by a majority of the shares present in person or by proxy and entitled to vote at this Annual Meeting. Generally, abstentions will have the effect of a vote against the proposal; however, broker non-votes (described below) will not be considered present for purposes of the proposal and therefore will have no effect on the outcome of the proposal.

Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the proposals to approve the nonbinding advisory resolution regarding our executive compensation programs and policies (Item 2) and the ratification of our independent auditors (Item 3) as routine matters. Your broker, therefore, may vote your shares in its discretion on these routine matters if you do not instruct your broker how to vote on them. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Unlike previous years, the NYSE no longer considers the election of directors to be routine (Item 1). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the election of directors is counted.
How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.
In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.
In counting votes on the proposals to give advisory approval of our executive compensation procedures and policies and to ratify the selection of the independent registered public accounting firm, we will not count abstentions and broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.
Voting by Proxy
The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director and “FOR” ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for fiscal year 2010.
If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.
You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Berkshire Bank 401(k) Plan
If you invest in Berkshire Hills common stock through the Berkshire Hills Bancorp Stock Fund in our 401(k) Plan, you will receive a voting instruction card that reflects all shares you may vote under the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Berkshire Hills Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions is April  _____, 2010.
Participants in the Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive Plan and/or the Amended and Restated 2003 Equity Compensation Plan
If you have been granted a restricted stock award under the Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive and/or the Amended and Restated 2003 Equity Compensation Plan (collectively referred to as the “Incentive Plan”), you will receive a voting instruction card that reflects all unvested shares of Berkshire Hills Bancorp, Inc. common stock subject to the restricted stock award that you may vote under the plan. Under the terms of the Incentive Plan, a participant is entitled to direct the trustee how to vote the unvested shares of restricted Berkshire Hills Bancorp, Inc. common stock awarded to him or her. The trustee will vote the shares of Berkshire Hills Bancorp, Inc. held in the Incentive Plan Trust in accordance with instructions it receives from you and other stock award recipients. The deadline for returning your voting instructions is April  _____, 2010.

Corporate Governance
Director Independence
The Company’s Board of Directors currently consists of eleven members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Messrs. Daly and Curley, who are Officers of Berkshire Hills and Berkshire Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Directors Mahoney, Miller, Phelps, Templeton and Thurston.
Corporate Governance Policy
The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer.
Committees of the Board of Directors
The following table identifies our standing committees and their members as of March 15, 2010. All members of each committee are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all four committees are available in the Governance Documents portion of the Investor Relations section of the Company’s Web site (www.berkshirebank.com).

Corporate
Governance/
	Audit		Compensation		Nominating		Risk Management
Director	Committee		Committee		Committee		Committee
Robert M. Curley							X
Lawrence A. Bossidy			X		X	*
Michael P. Daly
John B. Davies			X	*	X
Rodney C. Dimock	X
Susan M. Hill	X
Cornelius D. Mahoney					X		X	*
Catherine B. Miller			X
David E. Phelps	X	*			X
D. Jeffrey Templeton							X
Corydon L. Thurston	X
Number of Meetings in 2009	7		8		5		5

*	Denotes Chairperson

Audit Committee
The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its performance and independence. Each member of the audit committee is independent under the listing requirements of The NASDAQ Stock Market and the rules of the Securities and Exchange Commission applicable to audit committee members. The Board of Directors has designated Director Hill as an audit committee financial expert under the rules of the Securities and Exchange Commission.
Compensation Committee
The Compensation Committee approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation.
Corporate Governance/Nominating Committee
The Company’s Corporate Governance/Nominating Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Corporate Governance/Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.
Minimum Qualifications. The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.
If the candidate is deemed eligible for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:
•	financial, regulatory and business experience;
•	familiarity with and participation in the local communities;
•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders; and
•	independence.
The Committee also will consider any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.
With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; the experience, skills and contributions that the existing director brings to the board; and independence.
Director Nomination Process. The Corporate Governance/Nominating Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Corporate Governance/Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Corporate Governance/Nominating Committee has not previously used an independent search firm to identify nominees.
In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.
Consideration of Recommendations by Stockholders. It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.
Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:
1.	The name of the person recommended as a director candidate;
2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
4.
As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.
Leadership Structure
The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that the current leadership structure has served the Company well over recent years and that it is the best leadership structure for the Company at the present time.
Risk Management Committee
The Risk Management Committee assists the Board of Directors in: (1) overseeing management’s program to limit or control the material business risks that confront the Company; and (2) approving policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries. These material business risks include, but are not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk and reputation risk.

Board and Committee Meetings
During 2009, the Board of Directors held 10 meetings. All of the current directors attended at least 75% of the total number of the board meetings and committee meetings held on which such directors served during 2009.
Director Attendance at Annual Meeting of Stockholders
The Board of Directors encourages each director to attend annual meetings of stockholders. All but 3 directors attended the 2009 annual meeting of stockholders.
Code of Business Conduct
The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics and Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s Web site (www.berkshirebank.com).

Audit Committee Report
The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (Communication With Those Charged With Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the fairness and conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
Audit Committee of the Board of Directors of
Berkshire Hills Bancorp, Inc.
David E. Phelps, Chair
Rodney C. Dimock
Susan M. Hill
Corydon L. Thurston
Director Compensation
The Company uses a combination of cash, restricted stock and stock options to attract and retain qualified candidates to serve on the Board. Equity compensation provides the opportunity to earn more based on the Company’s total stockholder return and to align directors’ interests with those of the Company’s stockholders. The Corporate Governance/Nominating Committee reviews director compensation and benefits annually and makes recommendations to the Board. The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2009 fiscal year. This table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($) (1)	($) (1)	($) (2)	($)

Wallace W. Altes (3)	32,100	—	—	895	32,995
Lawrence A. Bossidy	33,100	—	—	895	33,995
John B. Davies	32,100	—	—	895	32,995
Rodney C. Dimock	32,100	—	—	895	32,995
David B. Farrell (4)	21,300	—	—	99,294	120,594
Susan M. Hill	32,100	—	—	442	32,542
Cornelius D. Mahoney	33,100	—	—	21,715	54,815
Catherine B. Miller	33,100	—	—	895	33,995
Edward G. McCormick (5)	21,300	—	—	895	22,195
David E. Phelps	33,100	—	—	895	33,995
D. Jeffrey Templeton	32,100	—	—	895	32,995
Corydon L. Thurston	32,100	—	—	895	32,995

(Footnotes on next page.)

(1)
No Stock Awards or Option Awards were granted to any director in 2009. As of December 31, 2009, each non-employee director had the following number of unvested shares of restricted stock and stock options outstanding:

	Shares of Unvested
	Restricted Stock
Name	Held in Trust	Stock Options Outstanding

Wallace W. Altes	897	—
Lawrence A. Bossidy	897	12,005
John B. Davies	897	21,621
Rodney C. Dimock	1,230	—
David B. Farrell	897	—
Susan M. Hill	1,230	—
Cornelius D. Mahoney	897	15,000
Catherine B. Miller	897	5,099
Edward G. McCormick	—	—
David E. Phelps	1,230	—
D. Jeffrey Templeton	897	5,260
Corydon L. Thurston	897	12,005

(2)
Reflects the dollar value of dividends paid on stock awards. For Mr. Farrell, also includes $98,399 which represents fees paid for consulting services. The amount listed for Mr. Farrell does not include $164,383 earned as an employee of Berkshire Bank following his resignation as a director. For Mr. Mahoney, also includes $20,820 in imputed income on split dollar insurance.

(3)	On December 11, 2009, Mr. Altes retired as a director of the Company

(4)	On April 28, 2009, Mr. Farrell resigned as a director of the Company.

(5)	On February 1, 2009, Mr. McCormick resigned as a director of the Company.
Cash Retainers for Non-Employee Directors. The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2010.

Annual Retainer for Board Service	$10,500
Annual Retainer for Committee Chairs	$1,000
Annual Retainer for Attendance at Board Meetings	$7,200
Annual Retainer for Attendance at Committee Meetings	$14,400

Stock Ownership
The following table provides information as of March 1, 2010, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 14,027,325 shares outstanding at March 1, 2010.

	Number of Shares		Percent of Common
Name and Address	Owned		Stock Outstanding
BlackRock, Inc.	981,297	(1)	7.00
40 East 52nd Street New York, New York 10022

Dimensional Fund Advisors LP	925,274	(2)	6.60%
1299 Ocean Avenue Santa Monica, California 90401

Royce & Associates, LLC	860,200	(3)	6.13
745 Fifth Avenue New York, New York 10151

Columbia Wanger Asset Management, L.P.	844,151	(4)	6.02
227 West Monroe Street, Suite 3000 Chicago, IL 60606

MFC Global Investment Management (U.S.), LLC	744,937	(3)	5.31
101 Huntington Avenue Boston, Massachusetts 02199

(1)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on January 29, 2010.

(2)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 8, 2010.

(3)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 3, 2010.

(4)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 9, 2010.

(5)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2010.
The following table provides information about the shares of Company common stock that are owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table and the aggregate number of shares owned by all directors, nominees for director and executive officers of the Company as a group as of March 1, 2010. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares shown have been pledged. The number of shares owned by all directors and named executive officers as a group totaled 3.97% of our outstanding common stock as of March 1, 2010. Each director and named executive officer owned less than 1.00% of our outstanding common stock as of that date, except for Mr. Daly who owned 1.17% of our common stock as of that date. Percentages are based on 14,027,325 shares outstanding at March 1, 2010. Mr. Rainie’s stock ownership is not included in the following table since he resigned from the Company effective February 26, 2010.

	Number of Shares
	Owned (Excluding		Options Exercisable Within
Name	Options) (1)		60 Days	Total
Directors
Lawrence A. Bossidy	74,494	(2)	12,005	86,499
Robert M. Curley	1,813		—	1,813
Michael P. Daly	107,891	(3)	56,000	163,891
John B. Davies	13,447		21,621	35,068
Rodney C. Dimock	10,660	(4)	—	10,660
Susan M. Hill	20,092	(5)	—	20,092
Cornelius D. Mahoney	51,380	(6)	15,000	66,380
Catherine B. Miller	17,702	(7)	5,099	22,801
David E. Phelps	5,849	(8)	—	5,849
D. Jeffrey Templeton	18,882		5,260	24,142
Corydon L. Thurston	15,314	(9)	12,005	27,319
Named Executive Officers Who Are Not Directors
Michael J. Oleksak	15,790		—	15,790
Kevin P. Riley	37,532		—	37,532
Sean A. Gray	10,415		—	10,415
All Executive Officers and Directors, as a Group (16 persons)	430,339		126,990	557,329

(1)	This column includes the following:

	Shares of	Shares Held In
	Granted but Unearned	Trust in the
	Restricted Stock	Berkshire Bank
	Held In Trust	401(k) Plan
Mr. Bossidy	2,261	—
Mr. Curley	1,813	—
Mr. Daly	20,176	19,159
Mr. Davies	2,261	—
Mr. Dimock	2,468	—
Ms. Hill	2,594	—
Mr. Mahoney	2,261	—
Ms. Miller	2,261	—
Mr. Phelps	2,261	—
Mr. Templeton	2,261	—
Mr. Thurston.	2,261	—
Mr. Oleksak	8,883	—
Mr. Riley	12,074	3,178
Mr. Gray	7,255	220

(2)	Includes 69,518 shares held in a trust.

(3)	Includes 40,456 shares pledged as security.

(4)	Includes 3,100 shares held by an LLC.

(5)	Includes 122 shares held by Ms. Hill’s spouse’s IRA.

(6)	Includes 675 shares held by each of Mr. Mahoney’s two children via trusts. Includes 51,380 shares pledged as security.

(7)	Includes 1,031 shares held by Ms. Miller’s spouse.

(8)	Includes 2,057 shares pledged as security.

(9)	Includes 112 shares held by a custodian for Mr. Thurston’s child.

Proposals to be Voted on by Stockholders
Proposal 1 — Election of Directors
The Company’s Board of Directors currently consists of eleven members. The Board is divided into three classes, each with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are John B. Davies, Rodney C. Dimock and David E. Phelps, all of whom are current directors of the Company and the Bank.
It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.
The Board of Directors recommends a vote “FOR” the election of all nominees.
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2009. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.
Board Nominees for Terms Ending in 2013
John B. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies is a former director of Woronoco Bancorp, and provides the Board with knowledge and understanding of our Springfield and central Massachusetts markets, as well as experience in financial institution management, and expertise in financial services including insurance and wealth management. Age 60. Director since 2005.
Rodney C. Dimock is a Principal at Arrow Capital, LLC, a private investing property development and consulting services company, located in West Granby, Connecticut.  He was formerly President, Chief Operating Officer and a director of Cornerstone Properties, a $4.8 billion office building real estate investment trust and before that he was President of Aetna Realty Investors, Inc., one of the country’s largest real estate investment management advisors.  Mr. Dimock provides experience in financial institution management, as well as experience and perspective on commercial real estate markets and the business climate and opportunities in Southern New England.  Age 63.  Director since 2006.
David E. Phelps is the President and Chief Executive Officer of Berkshire Health Systems, whose major affiliates are Berkshire Medical Center, Fairview Hospital and Berkshire Health Care Systems, an operator of nursing and rehabilitative care facilities throughout Berkshire County and other areas of Massachusetts, Ohio and Pennsylvania. Mr. Phelps is a prominent corporate executive in Berkshire County with strong ties to the local community and economy. Age 57. Director since 2006.

Directors with Terms Ending in 2012
Lawrence A. Bossidy held the positions of Chairman and Chief Executive Officer of Honeywell International, Inc. and before that he was Chairman and Chief Executive Officer of AlliedSignal.  Before that, he held the positions of Chief Operating Officer of General Electric Credit, President of General Electric’s Services and Materials Sector and Vice Chairman of General Electric.  Mr. Bossidy has served as a member of the Board of Directors of Merck & Co., Inc., JPMorgan Chase, and K&F Industries Holdings.  Mr. Bossidy has authored two prominent books on business leadership and is nationally recognized and respected for his business success and contributions to corporate governance and to the arts of business execution and leadership development.
Robert M. Curley served as Chairman and President for Citizens Bank in New York from 2005 to 2009. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 – 1999, Mr. Curley was employed by KeyCorp., where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and Chief Executive Officer of four subsidiary banks. Age 62. Mr. Curley was hired by the Company and the Bank as Chairman of their New York bank and appointed as a non-independent director of the Company and the Bank in December 2009. He brings a wealth of knowledge to the Board concerning the banking industry in the northeastern United States generally, and our New York Capital District region specifically, as well as the day-to-day management and oversight of a highly successful bank.
D. Jeffrey Templeton is the owner and President of The Mosher Company, Inc., located in Chicopee, Massachusetts, a manufacturer of buffing and polishing compounds, abrasive slurries and a distributor of related grinding, polishing and lapping machinery. Mr. Templeton is a former director of Woronoco Bancorp and provides experience and perspective as a successful business owner in our Springfield and central Massachusetts markets. Age 68. Director since 2005.
Corydon L. Thurston is the owner and President of North Adams Tower Company, Inc. which owns and manages telecommunications towers. He also has served as an acquisition specialist and special projects consultant for Redstone Properties, Inc., a land development company, located in Williamstown, Massachusetts. Mr. Thurston was President of Berkshire Broadcasting Co., Inc., a company founded in 1963 that owned and operated commercial radio stations in North Adams and Great Barrington, Massachusetts, until their sale in May, 2004. Mr. Thurston provides knowledge and understanding of the Berkshire County economy and marketplace and strong ties to local communities. Age 57. Director since 1988.
Directors with Terms Ending in 2011
Michael P. Daly is President and Chief Executive Officer of the Company and the Bank. Before these appointments, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank. He has been an employee of the Bank since 1986. Mr. Daly’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors. Age 48. Director since 2002.
Susan M. Hill is President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont. She served as a director of Factory Point Bancorp, Inc. and Factory Point National Bank of Manchester Center from 1992 until their acquisition by Berkshire Hills in September 2007. As an accountant, Ms. Hill provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as the Company’s Audit Committee Financial Expert. Ms. Hill is designated as a Certified Financial Planner and adds value in the oversight of the Company’s financial services and wealth management business. She also provides experience and perspective concerning operations in our Vermont region. Age 60. Director since 2007.

Cornelius D. Mahoney served as President, Chief Executive Officer and Chairman of the Board of Woronoco Bancorp and Woronoco Savings Bank before their merger with the Company and the Bank in June 2005.  He is a former Chairman of America’s Community Bankers and the Massachusetts Bankers Association and a former Director of the Federal Home Loan Bank of Boston.  He was a member of the Thrift Institution Advisory Council to the Federal Reserve Board of Governors and is a past Chairman of the Board of Trustees at Westfield State College.  Mr. Mahoney provides valuable experience and insight as a successful banking executive and nationally recognized industry contributor, as well as knowledge of and involvement with our Springfield region markets.  Age 64.  Director since 2005.
Catherine B. Miller was a Vice President and an owner of Wheeler & Taylor, Inc., an insurance agency with offices in Stockbridge, Great Barrington and Sheffield, Massachusetts. Ms. Miller previously held administrative and faculty appointments at the State University of New York in Albany and Simon’s Rock College of Bard in Great Barrington, Massachusetts. Ms. Miller is a prominent business and community leader in southern Berkshire County, and provides perspective and understanding to the Board concerning the operations of the Company’s insurance business. Age 68. Director since 1983.
Proposal 2 —Advisory (Non-Binding) Vote On Executive Compensation
Stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve our executive compensation policies and procedures employed by the Company in 2009, as described above under “Compensation Discussion and Analysis” and tabular disclosure of Named Executive compensation in the 2010 proxy statement and related material. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program. While not required to include this proposal, the Company believes it is good corporate practice to receive input from its stockholders on executive compensation matters. The Compensation Committee will consider the shareholder vote on this matter during its future deliberations, as was done during the 2009 Compensation Committee deliberations regarding executive compensation.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.
“Resolved, that the shareholders approve the overall executive compensation policies and procedures employed by the Company in 2009, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
Is the stockholder vote binding on the Company? This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.
What Is The Board’s Recommendation On Voting On This Proposal? The Board unanimously recommends that stockholders vote “For” this proposal.

Proposal 3 — Ratification of the Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the 2010 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.
If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.
The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the 2010 fiscal year.
Audit Fees. The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by Wolf & Company, P.C.:

	2009	2008
Audit Fees(1)	$393,000	$391,000
Audit-Related Fees(2)	83,150	92,550
Tax Fees(3)	82,200	69,000
All Other Fees	—	—

(1)	Includes fees for the financial statement and internal control over financial reporting audits and quarterly reviews.

(2)
For 2009, consists of benefit plan audits, consents for registration statements, due diligence assistance and comfort letter issuance. For 2008, consists of benefit plan audits, consents for registration statements, due diligence assistance and comfort letter issuance.

(3)	Consists of tax return preparation and tax-related compliance and services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.
In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm must be specific as to the particular services to be provided for compliance with the auditor services policy.
The request may be made with respect to either specific services or a type of service for predictable or recurring services.
During the year ended December 31, 2009, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Compensation Discussion and Analysis
Executive Summary
The Board and Management of Berkshire Hills Bancorp are committed to creating long term shareholder value by driving high performance growth. Despite another difficult year for the financial industry, we remained on track with our strategy and generated many positive results. As a result of its many initiatives, the Company ended the year strongly positioned to pursue the most attractive opportunities for renewed earnings and franchise expansion in 2010 and beyond.
Ultimately, the economic environment that plagued the U.S. economy caused revenues to be lower and loan losses to be greater than anticipated. The Company had a net loss of $16 million or ($1.52) per share after preferred dividends in 2009. This impacted our executive compensation which was reduced from 2008 levels. For the five named executives in this report, total direct compensation decreased by 27% ($602,000) in 2009, including a 29% reduction ($250,000) for the Chief Executive Officer. These reductions were due to the forfeiture of performance based annual incentive and long term equity incentive compensation because performance targets were not achieved.
With full support of the Board of Directors, management proactively took steps in 2009 to strategically prepare the Company for future profitable growth in 2010 and beyond. Below are some of the Company’s more significant achievements during 2009:
•	$32 million common stock capital raise in May
•	Strong capital position allowed us to repay $40 million TARP in June
•	9% organic deposit growth excluding net chargeoffs
•	8% organic commercial loan growth
•	10% wealth management new business generation
•	Dealt proactively with asset quality issues through a loan initiative that resulted in a number of actions to resolve risk, cutting potential problems in half from the peak reported in 2009
•	Maintained strong capital at 8.3% tangible equity/tangible assets at year-end 2009
•	Restructured and reduced borrowings, and improved liquidity
•	Increased product offerings with the addition of Asset Based Lending and Private Banking (completed in January, 2010)
•	Limited expense growth before the cost of FDIC insurance and fourth quarter initiatives to under 2%, and implemented a project to reduce expenses of the insurance group and improve customer service
•	Improved executive leadership in risk management and integrated services (insurance and wealth management), and recruited a well-known and highly respected banking executive as New York Chairman
•	Maintained a dividend at $0.64 / share for the year
The Board of Directors and management continue to regularly review compensation and incentive programs to ensure they align with our business objectives, are in the best interest of our shareholders and do not motivate unnecessary and excessive risk taking that might threaten the long term value of our company. While a primary objective of our program is to ensure a proper pay-performance relationship, we are also mindful of our goal to attract and retain top leadership talent to take us through these challenging times.

During 2009 the Committee reviewed plan designs and restructured the short and long term incentive plans to be more in line with the interest of our shareholders and to better our programs in light of emerging best practices. These new programs are effective with the 2010 fiscal year.
Compensation Philosophy & Objectives
Overall Philosophy and Guiding Principles
The Committee believes that the success of our Company is based on our ability to attract and retain talented executives motivated to drive the Company’s growth goals and deliver value to its stockholders. Our motto is to be “America’s Most Exciting Bank” and we seek the high performing talent needed to help us execute on our vision.
The overall principle guiding executive compensation at the Company is to reward executives commensurate with our performance and success. Our compensation reflects a combination of different reward elements, which together allow us to meet our objectives. We strive to provide a total compensation program that is competitive, performance-oriented, shareholder aligned and balanced in perspectives. In aggregate, the program motivates and rewards multiple “views” of performance, without overemphasizing any one element or performance measure. This helps to ensure our program does not motivate our executives to take undue risks.
The following table summarizes the key objectives of our total compensation program and some of the means in which our program supports these goals.

Key Objective	Program Alignment
Enable the Bank to attract and retain talented executives who are committed to our success.
•     Competitive base salaries allow us to attract and recognize executives for their role and expertise.

•     Variable/performance oriented compensation (i.e. short and long-term incentives) work together to reward individual contributions, collective achievement of our strategic objectives and stock price performance.

•     Higher (i.e. above market) compensation will result if performance exceeds our goals and industry peers; lower compensation (i.e. below market) will result if our performance falls below expectations.

•     In addition, our compensation programs and decisions consider our need to attract senior executives to join our Company as well as provide effective retention for current high performers.

Provide competitive compensation in alignment with banks of similar size, complexity and performance
•     The total compensation package is targeted to be competitive with market practice.

•     The Company assesses market through regular and rigorous competitive benchmarking conducted by its independent compensation consultant.

•     Although market targets serve as guidelines for our compensation program, actual pay will vary to reflect company and individual performance.

•     Pay and performance is assessed annually to ensure actual compensation is in line with performance relative to our own performance goals and industry peers.

Key Objective	Program Alignment
Motivate executives to achieve high standards of performance
•     Short and long-term incentive plans set specific performance goals which focus our executives on achieving individual goals and striving as a team to drive superior organizational performance, both through our annual cash incentive awards and stock program.

Align executive interests with those of our shareholders
•     Our executives are expected to meet stock ownership guidelines over time and hold stock throughout their tenure as executives.

•     A significant portion of executive compensation is in the form of stock.

Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking
•     Our program is designed to provide a balance of:

•     Fixed and variable/ performance-based compensation

•     Cash and equity compensation

•     Short term (annual) and long-term (multi-year) performance

•     Performance of Company strategic goals, shareholder value and individual contributions

•     Absolute performance (our own goals) and relative performance (compared to industry)

• This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.
Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process
Role of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for discharging the Board’s responsibilities in executive compensation matters and for administering the Company’s incentive and equity-based plans. To fulfill its responsibilities, the Committee meets throughout the year (eight times in 2009) and also takes action by written consent. The Chair of the Committee reports on Committee actions at meetings of the Company’s Board.
The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate, comprise the executive’s total compensation package.
The Committee reviews Chief Executive Officer’s performance and makes decisions regarding the Chief Executive Officer’s compensation. Input and data from the Senior Vice President of Human Resources and outside consultants and advisors are provided as a matter of practice and as requested by the Committee. While the Chief Executive Officer makes recommendations on other named executives, the Committee is ultimately responsible for approving compensation for all named executive officers. The Compensation Committee reviews its recommendations with the full Board of Directors.
The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors, or consultants as it deems desirable or appropriate. Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and available on our website.

Role of the Compensation Consultant
The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. In 2009, the Committee relied on the services of compensation consulting firm Pearl Meyer & Partners for compensation advice and Luse Gorman Pomerenk & Schick, P.C. for legal advice. The Committee had direct access to these advisors for issues related to executive compensation and benefits.
The Committee selected and retained the services of Pearl Meyer & Partners (PM&P), an independent outside consulting firm specializing in executive and board compensation to assist the Committee. Services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with proxy disclosure, and providing insight on emerging best practices. The consultant reports directly to the Committee and carries out its responsibilities to the Committee in coordination with the Human Resources department as requested by the Committee. The Committee has reviewed all services provided by the Compensation Consultant in 2009, and has determined that the Consultant is independent with respect to SEC standards as well as Company policy.
Role of Management
The Compensation Committee occasionally requests one or more members of executive or senior management, such as the Chief Executive Officer and SVP Human Resources, to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation, but are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation.
The Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Compensation Committee’s deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make decisions regarding other executives.
Compensation Decision Process and Factors Considered
The Committee’s decisions throughout the year are supported by various analyses, information and input including, but not limited to:
•	Competitive benchmarking reviews conducted by outside, independent consulting firm that includes peer/market data on total compensation and performance
•	Total compensation philosophy and pay targets and guidelines
•	Tally sheets that summarize actual total compensation delivered to each executive
•	Strategic plans and performance relative to annual budgets
•	Individual performance relative to stated goals, annual performance reviews, overall leadership contributions and future potential
•	External influences, economic conditions and industry factors
•	SEC and bank regulatory guidance and rulings
•	Executive attraction and retention considerations
•	Internal equity considerations

•	Executive stock ownership levels
•	Unused equity compensation approved by shareholders
•	Risk assessment considerations
•	Best/emerging practices
•	TARP restrictions until repaid on May 27, 2009
•	Director and Committee input as gathered during executive sessions
•	Company’s performance and stock price compared to peers and market indices
•	Advisory shareholder vote and other relevant shareholder input
Further details on several of these analysis and factors are described in the following sections.
Competitive Benchmarking
Although the Committee reviews competitive market data annually, a comprehensive assessment may be undertaken every few years. The frequency of the comprehensive reviews will reflect the competitive landscape as well as our own growth. During 2009, Pearl Meyer & Partners was hired by the Compensation Committee to conduct a comprehensive review of its executive total compensation program. The purpose of the review is to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practices. Pay mix and an assessment of the pay for performance relationship were also reviewed and presented to the Committee.
A primary data source used in setting competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is developed by Pearl Meyer & Partners using objective parameters that reflect banks of similar asset size and region (two factors that influence executive compensation in banks). The peer group is approved by the Compensation Committee. Peer groups are reviewed and updated as appropriate, since the comparable banks may change depending on acquisitions and business focus of the Bank or our peer institutions. Overall, the goal is to have 15-20 comparative banks that provide a market perspective for executive total compensation. The peer group did not change in 2009 which provided a consistent comparison group.
The following is the peer group used in both the 2008 and 2009 reviews conducted by Pearl Meyer & Partners:

NBT Bancorp, Inc.	Community Bank System, Inc.
S&T Bancorp, Inc.	Harleysville National Corporation
Beneficial Mutual Bankcorp, Inc. (MHC)	Dime Community Bancshares, Inc.
Flushing Financial Corporation	TrustCo Bank Corp. NY
Independent Bank Corp.	WSFS Financial Corporation
Sandy Spring Bancorp, Inc.	Provident New York Bancorp
Washington Trust Bancorp. Inc.	Tompkins Financial Corporation
Lakeland Bancorp, Inc.	Brookline Bancorp, Inc.
Sun Bancorp, Inc.
In addition to the peer group data, the consultant used several other sources of data for cash compensation (base salary and incentive) to identify general compensation trends. Pearl Meyer & Partners considers comparative data from several Northeast Banking Association surveys as well as published industry surveys and a proprietary database of national banking compensation data. Data reflects banks representing similar asset size and region to the Company.

In addition to competitive benchmarking, the Compensation Committee also requests that Pearl Meyer & Partners provide an annual education session dedicated to current environment, trends and best practices in executive compensation. In light of the challenging business environment, during 2009, the Committee requested this education also be presented to the full Board of Directors.
Total Compensation Guidelines
As a result of the competitive benchmarking study, the consultant provides market competitive guidelines that support the Company’s total compensation philosophy. The guidelines provide market competitive base salary ranges, short term incentive targets, long-term incentive targets and a pro-forma target total compensation assuming executives were paid market median salary and all incentive awards (short and long term) paid at target value. The actual value of compensation is designed to vary significantly in accordance with Company and Individual performance. The 2009 guidelines are summarized below and reflected in the programs.

2009 Target Total Direct Compensation Guidelines (actual pay varies from these values to reflect performance)
					Target Total
					Direct
					Compensation
		Base Salary			($000)
		($000)	Target Annual	Target Long	(median base +
		(median shown;	Incentive	Term Incentive	target incentives)
	Title	range is +/- 20%)	(% of salary)	(% of salary)	(1)
Michael Daly	CEO	$500	45%	45%	$950
Kevin Riley	CFO	$250	35%	30%	$400
Michael Oleksak	EVP Commercial	$250	35%	30%	$400
Shepard Rainie	EVP Risk	$210	35%	30%	$350
Sean A. Gray	SVP Retail	$230	25%	25%	$350

(1)	Approximate amounts.
Actual pay for 2009 was well below the targets listed above, reflecting the Company’s 2009 financial performance. The short term incentive was not awarded and half of the target long-term incentive was not earned based on performance results.
Tally Sheets
The Committee also reviews tally sheets annually that summarize all elements of executive compensation and benefits. The tally sheets enable the Committee to see a snapshot of all compensation elements in a singular summary. Tally Sheets are presented annually to the full Board to provide a “snap shot” view of all elements of compensation and ensure all Board members understand the components of executive compensation. While it is treated primarily for information and understanding, it is an additional view the Committee may consider in making compensation decisions or program changes in the future.
Internal Equity
The Committee receives feedback from the Chief Executive Officer related to key executive roles and relationships. In some cases, there is a goal to retain similar pay levels (e.g. to support a “team” approach) whereas, at other times there is a desire to provide differentiation to reflect unique roles, contribution or performance. The Chief Executive Officer provides input to the Committee regularly so that such internal relationships can be reviewed and considered by the Committee in pay decisions. The Committee also reviews the relationship between the Chief Executive Officer and other senior executives. The goal is to ensure that relationships between executives appropriately reflect differences in roles and performance.

Best/Emerging Practices
The Committee regularly seeks education and information related to emerging best practices. Regular updates, presentations and information from the Committee’s advisors and consultants were provided throughout the year. In addition, the Committee requested the Compensation Consultant provide an education session for the full Board at its September meeting.
Risk Assessment Review
As a participant in the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”), the Company conducted a comprehensive risk assessment to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the institution. As a bank regulated by the FDIC and Commonwealth of Massachusetts, and with our holding company regulated by the Office of Thrift Supervision, the Company has always adhered to defined risk guidelines, practices and control to ensure the safety and soundness of the institution. Our management and Board of Directors conduct regular reviews of our business to ensure we are operating within appropriate regulatory guidelines and appropriate practice, supplemented by our internal audit function.
During the early months of 2009, our Chief Risk Officer initiated a more specific risk assessment of the Company’s incentive compensation programs. The Chief Risk Officer assessed the effectiveness of the incentive plans to ensure they: (1) align with our business strategy and desired risk profile; (2) measure an appropriate balance of performance goals and objectives; and (3) provide an appropriate degree of reward relative to industry practices and sound risk management principles. The Chief Risk Officer presented his analysis and findings to the Committee at its February meeting and the Committee certified its review for TARP compliance.
Although the Company is no longer subject to TARP requirements, the Chief Risk Officer completed an updated risk assessment in December 2009 and January 2010 to ensure a current review of the most recent plans as well as to acknowledge emerging requirements proposed by the SEC and Federal Reserve Bank. In conducting the follow-up review, the Chief Risk Officer consulted with Pearl Meyer & Partners about the plans and regulatory expectations. The focus of the Chief Risk Officer’s review was to assess the design, governance, and policies and procedures of the incentive plans to ensure that, as designed and executed, they do not foster excessive risk-taking that could threaten the long-term value of the Company.
After conducting his review, the Chief Risk Officer concluded that the Company’s incentive programs do not motivate unnecessary or excessive risk taking. Specific comments on the programs in support of his finding were summarized in a memo to the Compensation Committee and shared with the Board of Directors in January, 2010. While the plans were not found to motivate risk taking, the Chief Risk Officer made two suggestions for improving the process going forward: (1) individual performance plans should be reviewed annually by the Chief Risk Officer; and (2) the 3 year performance goals considered in the long-term incentive plan should be reviewed by the Risk Management Committee of the Board. Although no longer a TARP participant, the Company will continue to review and monitor its compensation programs to ensure they do not motivate excessive risk taking.

Compensation Components and 2009 Decisions
The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites. The following section summarizes the role of each component, how decisions are made and the resulting 2009 decision process as it relates to the named executive officers.
Base Salary
Purpose, Philosophy and Process
The Company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region. Each year our compensation consultant, Pearl Meyer & Partners, provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information. Our competitive range reflects +/- 15% to 20% of the market median. The Committee uses this range in making ongoing base salary decisions for each executive.
In January of each year, the Committee reviews and sets each executive’s base pay to reflect competitive market conditions, individual experience, expertise, performance and contributions. Input from the Chief Executive Officer is considered in setting the executive salaries while the Committee is solely responsible for determining the Chief Executive Officer’s salary.
2009 Decisions
In January 2009, the Compensation Committee reviewed executive salaries considering the market range for the position and the relative salaries of the executive team. In addition, the Committee considered the financial and economic environment. In light of the uncertainty at the time, salary adjustments were not made for executive officers in January 2009.
During the course of the year, and following the consultant’s benchmarking study and in consideration of special circumstances, the Committee approved market adjustments for three roles. Below is a summary of 2009 salaries, and where appropriate, increases for select executives.
•	Chief Executive Officer Michael P. Daly – The Committee approved a market adjustment in October 2009, increasing his salary from $450,000 to $475,000.

•
Chief Financial Officer Kevin P. Riley was originally hired in August 2007 with a base salary of $250,000 and received no increase in 2008. The Committee approved increasing his salary to $275,000 in August 2009.

•	Executive Vice President, Commercial Lending Michael J. Oleksak had no change to his base pay of $250,000.

•	Executive Vice President, Risk Management, Shepard D. Rainie had no change to his base pay of $200,000.

•	Senior Vice President, Retail Banking, Sean A. Gray – The Committee approved a market adjustment in September 2009, increasing his salary from $175,000 to $200,000.

2010 Considerations
Given the market changes that evolved over the course of 2008 and continued in 2009, the Compensation Committee decided not to make salary and additional adjustments in January 2010 but will continue to monitor the market and executive salaries.
Management Incentive Plan — Annual Incentives
Purpose, Philosophy and Process
The objective of our Management Incentive Plan is to motivate and reward key members of management for achieving specific Company, department and individual goals that support the strategic plan. Rewards under this plan represent compensation that must be earned each year based on performance relative to Company and individual performance. Although the Company was subject to the TARP restrictions and could not accrue or pay an incentive (until TARP was repaid) to its most highly compensated employees and its most senior executive officers, the Company continued to develop executive goals and monitor performance which it felt was a critical activity to continue regardless of any compensation mandated restrictions.
Company goals are defined each year and approved by the full Board. At the beginning of each year, the Chief Executive Officer drafts performance goals and reviews them with the Compensation Committee. The Compensation Committee discusses the proposed Company goals with the Chief Executive Officer, incorporates appropriate modifications and reviews them with the full Board. Each executive has defined goals reflective of his/her role.
In support of the Company’s compensation philosophy, incentive award targets and ranges are reviewed and established annually based on the consultant’s market benchmarking analysis of similarly sized financial institutions and in line with our goal to provide a meaningful (but risk balanced) portion of total compensation that is based on annual results. (Annual incentive represents approximately 20% — 25% of an executive’s total direct compensation). Based on data provided by Pearl Meyer & Partners, target incentives were developed during the 2007 review and remain the same for 2008 and 2009. Target incentive is approximately 45% of base salary for the Chief Executive Officer and 25% to 35% for other named executive officers. Actual payouts, however, will vary each year based on a combination of Company and individual performance. Actual awards are paid based on a combination of Company and individual performance.
Funding of an incentive pool for the Bank is determined based on the Bank’s profitability as defined by Core Earnings Per Share while payouts are determined based on individual performance.
Funding of the Plan: If the target Core Earnings Per Share is achieved, the incentive pool funds at 100% of target. If Core Earnings Per Share performance is at the threshold level, our plan funds at 50%. If Core Earnings Per Share achieves stretch performance, our plan funds at 150%. The objective is to ensure our incentive plan is funded appropriately based on profits to our shareholders. The plan funding determines the amount of funds available to award incentives and is determined and approved by the Compensation Committee. The Committee has discretion to determine funding between these ranges to reflect other considerations as appropriate.
Individual Awards: Once the plan pool is approved by the Committee, incentive awards are then determined based on individual performance and contributions toward Company and individual goals. This design is intended to provide a balance of “team” through the overall plan funding, but allows actual allocation of the awards to vary based on individual contributions toward the Company’s success.

Process: At the end of each year, the Chief Executive Officer provides the Committee with a summary of executive performance and incentive recommendations for executive officers based on their individual performance relative to specific goals set for them at the start of the year. The Committee conducts a similar review of the Chief Executive Officer, which includes input concerning the Chief Executive Officer’s performance from the Board of Directors, assessing individual goals and overall contributions for the year. The Committee then determines the Chief Executive Officer award and approves the executive officer awards. The Compensation Committee retains the discretion to modify all forms of incentive payouts based on significant individual or Company performance shortfalls. The Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, which helps executives achieve ownership guidelines.
2009 Decisions
The Company’s actual Core Earnings Per Share performance for 2009 did not achieve threshold level ($1.35 per share) and as a result the incentive pool was not funded for the year. As a result, no incentives were paid to executives for 2009 performance, regardless of individual performance.
2010 Plan Design Considerations
During 2009, the Committee reviewed the Management Incentive Plan in recognition of emerging best practices and our goal to ensure sound risk management. While the plan concepts and objectives remain the same, the following changes were made:
•
The incentive plan pool will be funded based on achievement of multiple performance measures to provide a more balanced approach to assessing performance (rather than Earnings Per Share which is already measured in the long-term incentive plan).

•
Payouts will continue to be based on a combination of Company and individual performance. Individual performance goals are defined at the beginning of each year to align with the Company’s strategic plan.

Long-Term Incentive/Equity Compensation
Purpose, Philosophy and Process
The Company’s long-term/equity incentive program is designed to align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top performers.
Each year in January, executives are considered for long-term incentive equity awards. Awards are granted as part of the Company’s amended and restated 2003 Equity Compensation Plan, and can be made in the form of stock options and/or restricted stock. At the start of each year, the Committee determines the form and amount of equity awards. Actual grants are made with consideration of competitive market benchmarking results, Company performance and/or individual performance. The Compensation Committee is authorized, at its discretion, to grant stock options and shares of restricted stock in proportion and upon such terms and conditions as the Committee may determine.

2009 Plan Design
Awards are granted with the goal to provide competitive awards that target market levels and provide a meaningful portion of total compensation in stock-based awards. The grants are intended to reward superior performance, align executives with stockholder interests, and provide retention of our key executives. Target awards are 45% of base salary for the Chief Executive Officer and 30% of base salary for other Named Executive Officers. These awards are intended to provide competitive compensation targeting market median, but also represent a meaningful portion of executives’ total compensation (approximately 15% — 25%).
For 2009, awards were granted according to the following terms:
•
50% of the target award value is granted as performance shares that are earned only upon performance of specified future Company performance (measured by Core Earnings Per Share). Although target awards are granted, the actual value of the award depends on performance at the end of the year. Awards will be forfeited if a threshold level of performance is not achieved. At threshold performance, 50% of the shares will be earned; 100% of the shares will be earned at target performance and up to 150% of the shares will be earned at stretch performance. Once the performance shares are determined and deemed “earned”, 1/3 vest immediately, 1/3 after two years and 1/3 after three years to provide additional focus on performance and retention.

•
50% of the target award value is granted restricted stock that vests over three years. The purpose of this component is to provide the Committee with the ability to recognize executive performance and balance retention and ownership needs. While executives have target awards, the Committee can exercise discretion in making awards above or below target.

This structure is part of an evolving philosophy to introduce performance shares to the total compensation package that started in 2008. During 2008 and 2009, the Committee introduced the concept of performance shares based on its desire to balance rewarding executives for driving shareholder value with the additional challenge of setting long-term goals in today’s fluid business environment. Core Earnings Per Share was selected as the performance measure since it reflects a key focus for shareholders and aligns executives with their interests. In aggregate, the Committee believes the equity compensation program has a strong balance of performance, retention, ownership and shareholder alignment. As described in a later section, the Committee revised and enhanced the plan in 2010 to better meet desired needs and emerging best practices going forward.
2009 Award Decisions
In January 2009, the Compensation Committee approved granting equity awards in the form of restricted stock and performance shares for key executives in accordance with our 2009 plan design. The awards are based on the guidelines developed by the consultant to target market median awards that provide competitive value for meeting performance goals but where actual value will vary based on the Company’s performance.
The 2009 grants awarded in January are summarized below and in our “Grants of Plan Based Awards” table herein.

	2009 Long-Term Awards Granted
			Performance Shares Granted
	Restricted Stock Awards Granted		(actual value based on performance)
	# shares	$ value	# shares	$ value (target)
Michael Daly	5315	$125,000	5315	$125,000
Kevin Riley	2126	$50,000	2126	$50,000
Michael Oleksak	1594	$37,500	1594	$37,500
Shepard Rainie	1063	$25,000	1063	$25,000
Sean A. Gray	1063	$25,000	1063	$25,000

Results of Performance Shares Granted in 2008 and 2009
At the end of 2009, performance was reviewed to determine vesting of the performance shares. Since Core Earnings Per Share did not meet threshold level ($1.35 per share), the performance shares were deemed unearned; and performance shares were forfeited. One third of the restricted stock vested.

	2009 Long-Term Awards Earned
	Restricted Stock Awards Vested		Performance Shares Granted
	(one third of award value)		(actual value based on performance)
	# shares	$ value	# shares	$ value (actual)
Michael Daly	1772	$41,667	0	forfeited
Kevin Riley	709	$16,667	0	forfeited
Michael Oleksak	532	$12,500	0	forfeited
Shepard Rainie	355	$8,333	0	forfeited
Sean A. Gray	355	$8,333	0	forfeited
As an illustration, the table below shows how Chief Executive Officer direct compensation changed from FY 2008 to FY 2009 as a result of payments from the short and long-term incentive programs. Based on a comparison from 2008 to 2009, the Chief Executive Officer’s direct compensation decreased more than 29%. A similar trend was experienced by all executives.

Chief Executive Officer Direct Compensation
Performance-
Shares Earned
			Time-vesting	(based on Earnings
			Restricted	Per Share
		Short-term	Stock	performance; 1/3 vest
		Incentive	Granted	2008 remaining over
FY	Base Salary	Payout	(vests over 3 years)	2 years)	Total
2008	$450,000	$150,000	$125,002	$125,002	$850,000
2009	$475,000	0	$125,000	0	$600,000
As seen in the table, Mr Daly’s total direct compensation in 2008 and 2009 fall below the target opportunity of $950,000 as described earlier as the target opportunity for his role as Chief Executive Officer.
2010 Plan Design Considerations and Awards
During 2009, the Committee undertook a review of its long-term incentive strategy in light of the emerging regulations and best practices. While the overall objectives and components of the program (restricted stock and performance shares) remain the same, the Committee increased the performance period from one year to three years to better provide long-term focus. In addition, the performance measures were enhanced from using a singular measure of Core Earnings Per Share to a blend of Earnings Per Share and ROE; and rather than an absolute target goal, performance will be compared to industry/peer performance. As the Company shifts to a longer performance period, it is more challenging to set a specific goal so a relative performance measure was determined to be more appropriate.
This revised design is believed to provide a longer time horizon for performance, enhance alignment with shareholders while continuing to provide the Committee with flexibility to motivate, reward and retain its executive team.

Benefits and Perquisites
Purpose, Philosophy and Process
The Company provides select executives with perquisites and other executive benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation philosophy. The Compensation Committee reviews the Company’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.
The Company continues to maintain a supplemental retirement arrangement with Mr. Daly that provides a benefit designed to restore benefits capped by Internal Revenue Service limits on qualified plans. All named executive officers are eligible for modest perquisites such as automobile allowance, financial planning and country club dues.
In 2009, the Compensation Committee approved implementing a modest supplemental disability policy for Mr. Daly to provide replacement benefits consistent with the value provided to employees under the Company benefit plan but reduced due to benefits caps. Mr. Daly will receive additional disability coverage of $10,000/month in addition to the Group Plan (which provides up to $15,000/month for all employees). The intent of this supplemental policy is to provide a similar benefit of approximately 60% of income in the event of a disability. This benefit level is consistent with the employee benefit replacement level.
Stock Practices and Policies
Ownership Guidelines
The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of Company executives and directors with those of stockholders. At the end of 2008, Stock Ownership Guidelines were implemented for Section 16 Executives and Directors of the Company that require the following minimum investment in Company common stock:

Directors:	Four times (4x) the annual cash retainer
President and Chief Executive Officer:	Four and a half times (4.5x) the annual base salary
All Other Executives:	Two and a half times (2.5x) the annual base salary
Stock holdings are expected to be achieved within four (4) years of the implementation of the ownership guidelines (i.e., by the end of 2012) or the starting date of the individual, whichever is later.
Stock ownership for Executives and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.
At this time the Chief Executive Officer and Chief Financial Officer meet the target stock ownership guidelines. Other executives are relatively new to the Company and plan to achieve the ownership goals within the designated time.

Option Granting Practices
The Compensation Committee considers whether to make stock option grants and/or award other forms of equity during December of each year. However, grants may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. Under our current plan, which was approved by stockholders in 2008, the exercise price of an option is the closing market price on the grant date. The grant date for grants determined by the Compensation Committee at its meeting in January is January 30. For other grants made during the year, the grant date is the first business day after the close of each quarter. The decision of the Compensation Committee to have the grants be effective on a uniform date in the future is designed to: (1) provide for administrative convenience for the Company to track the vesting and exercisability of its stock awards; and (2) prevent any appearance that the Committee is acting on a particular date to provide for a lower exercise price for stock options based on changes in the Company’s market price.
As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation.
Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.
The Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R), on the Company’s use of equity incentives as a key retention tool.
Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to named executive officers (other than the Chief Financial Officer) to $1,000,000 unless the compensation is “performance-based.” In the Company’s case, base salary, annual incentives and time vested restricted stock are not considered performance-based vehicles and would not be a deductible compensation expense. Based on the current salaries and awards, the Company has not sought shareholder approval for the annual incentive plan since Chief Executive Officer or executive officers have not met the $1,000,00 threshold, but may consider this in future years.
IRS regulations mandate more stringent limitations on federal income tax deductions for executive compensation for any year or partial year that a Company participates in TARP. As a result, the Company was not entitled to a deduction in excess of $500,000 and $201,000 for compensation earned by any of the Company’s Named Executive Officers (except the Chief Financial Officer) during 2008 and the period from January 1, 2009 through May 31, 2009, respectively. For these purposes, compensation is all remuneration including performance-based compensation otherwise excepted from Section 162(m), commissions and deferred deduction executive remuneration (e.g., deferred compensation) that is promised in the applicable tax year but paid in a later tax year.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
As a participant in the TARP program during the first five months of 2009, the Compensation Committee certifies that it reviewed with its Chief Risk officer the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.
Compensation Committee of the Board of Directors of
Berkshire Hills Bancorp, Inc.
John B. Davies, Chair
Lawrence A. Bossidy
Catherine B. Miller

Executive Compensation
Summary Compensation Table
The following table provides information concerning total compensation earned or paid to the chief executive officer, the chief financial officer and the three other most highly compensated executive officers of the Company who served in such capacities at December 31, 2009. These five officers are referred to as the named executive officers in this proxy statement.

							Change in
							Pension Value
						Non-Equity	and Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation
		Salary	Bonus	Awards	Awards	Compensation	Earnings	All Other
Name and Principal Position	Year	($)	($)	($)(2)	($)	($)	($)	Compensation ($)(3)	Total ($)
Michael P. Daly	2009	454,327	—	249,994	—	—	149,690	62,672	916,683
President and Chief	2008	450,000	—	250,005	—	150,000	144,546	81,798	1,076,349
Executive Officer	2007	400,000	160,000	272,026	—	—	189,272	63,740	1,085,038

Kevin P. Riley	2009	258,654	—	125,020	—	—	—	40,855	424,529
Executive Vice President,	2008	250,000	—	100,015	—	80,000	—	26,912	456,927
Chief Financial Officer,	2007	59,769	110,000	154,500	—	—	—	78,668	402,937
Treasurer and Secretary

Michael J. Oleksak	2009	250,000	—	105,017	—	—	—	32,642	387,659
Executive Vice President	2008	250,000	—	80,021	—	45,000	—	24,209	399,230
Commercial Lending	2007	225,000	70,000	100,022	—	—		12,068	407,937

Shepard D. Rainie (1)	2009	200,000	—	80,015	—	—	—	30,037	310,052
Executive Vice President,	2008	200,000	—	70,013	—	30,000	—	18,134	318,147
Chief Risk Officer	2007	—	—	107,285	—	—		—	107,285

Sean A. Gray	2009	181,731	—	100,007	—	—	—	28,622	310,360
Senior Vice President	2008	167,308	—	40,011	—	40,000	—	—	247,319
Retail Banking	2007	150,000	—	50,550	—	40,000	—	—	240,550

(1)	Mr. Rainie has resigned his position effective February 26, 2010.

(2)
Represents the grant date fair value of the restricted stock awarded under the Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan. The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123(R)). A discussion of the assumptions used in calculating the award values may be found at footnote 18 to our consolidated financial statements in our Annual Report on Form 10-K.

Grant Date	Stock Price	Daly	Riley	Oleksak	Rainie	Gray

October 1, 2009	21.75	—	1,150	—	—	—
January 30, 2009	23.52	10,629	4,252	4,465	3,402	4,252
January 30, 2008	22.29	11,216	4,487	3,590	3,141	1,795
October 1, 2007	30.90	—	5,000	—	—	—
July 1, 2007	31.51	—	—	—	1,500	—
January 30, 2007	33.70	8,072	—	2,968	1,781	1,500

(3)	Details of the amounts reported in the “All Other Compensation” column for 2009 are provided in the table below.

	401(K)	Restricted					LTD
	Employer	Stock	Car		Financial		Gross
	Contribution	Dividends	Allowance	Gas Card	Planning	Club Dues	Up**	Total
M. Daly	17,150	7,925	7,926	1,378	15,000	8,145	5,149	62,673
K. Riley	17,150	3,168	12,000	—	2,500	5,150	887	40,855
M. Oleksak	13,318	1,519	12,000	—	—	5,000	806	32,642
S. Rainie	13,527	2,040	12,000	—	—	1,825	645	30,037
S. Gray	12,791	1,000	12,000	—	—	2,401	430	28,622

**	Mr. Daly LTD Gross-Up represents $967 for Long Term Disability and $4,181 for supplemental disability insurance.

Grants of Plan-Based Awards
The following table provides information concerning all awards granted to the Company’s named executive officers in 2009:
Grants of Plan-Based Awards

								All Other
								Stock
		Estimated Future Payouts			Estimated Future Payouts			Awards:
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number	Grant Date
		Plan Awards			Awards			of Shares	Fair Value
				Maxi-			Maxi-	of Stock	of Stock
	Grant	Threshold	Target	mum	Threshold	Target	mum	or Units	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Awards (1)

Michael P. Daly	1/30/09	102,656	205,313	307,969					$205,313
President & CEO	1/30/09				2,657	5,315	7,972		$125,009
	1/30/09							5,315	$125,009

Kevin P. Riley	1/30/09	45,208	90,417	135,625					$90,417
EVP, CFO &	1/30/09				1,063	2,126	3,189		$50,003
Treasurer	1/30/09							2,126	$50,003
	10/1/09							1,150	$25,012

Michael Oleksak	1/30/09	43,750	87,500	131,250					$87,500
EVP, Commercial	1/30/09				797	1,594	2,392		$37,491
	1/30/09							1,594	$37,491
	1/30/09							1,276	$30,012

Shepard D. Rainie	1/30/09	35,000	70,000	105,000					$70,000
EVP, Chief Risk	1/30/09				531	1,063	1,594		$25,002
Officer	1/30/09							1,063	$25,002
	1/30/09							1,276	$30,012

Sean A. Gray	1/30/09	22,656	45,313	67,969					$45,313
SVP Retail Banking	1/30/09				531	1,063	1,594		$25,012
	1/30/09							1,063	$25,012
	1/30/09							2,126	$50,004

(1)
Grant date fair value of estimated future payout under equity incentive plan award is based on performance at the target level. Grant date fair value has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718.

Employment Agreements
In 2008, Mr. Daly’s employment agreements with each of Berkshire Hills and Berkshire Bank were amended and restated into a single employment agreement with both entities and the term was increased from two to three years. The combined employment agreement was also updated to conform to the requirements of Section 409A of the Internal Revenue Code. The three-year term extends daily unless the Board of Directors or Mr. Daly gives the other party written notice of non-renewal. The employment agreements provide for a base salary which is reviewed at least annually. Mr. Daly’s current base salary is $475,000. In addition to the base salary, the employment agreements provide for, among other things, participation in stock and employee benefit plans and fringe benefits applicable to executive personnel. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Daly may receive upon his termination of employment.

Change in Control Agreements
The Company and the Bank each maintain a change in control agreement with Messrs. Oleksak, Riley, Gray, and Rainie. In 2008, the change in control agreements with each executive were amended and restated to bring them into compliance with Section 409A of the Internal Revenue Code and were consolidated into a single three-party agreement among Berkshire Bank, Berkshire Hills and each executive. Each of the change in control agreements for Messrs. Oleksak, Riley, Gray, and Rainie has a term of three years and is renewable annually for an additional year at the sole discretion of the Boards of Directors of the Bank and the Company. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Messrs. Oleksak, Riley, Gray, and Rainie may receive upon their termination of employment.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer as of December 31, 2009.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares		Market Value of
	Unexercised	Unexercised	Option		or Units of Stock		Shares or Units
	Options	Options	Exercise		That Have Not		of Stock That
	(#)	(#)	Price	Option	Vested		Have Not Vested
Name	Exercisable	Unexercisable	($)	Expiration Date	(#)		($)(6)
Michael P. Daly	8,519	—	$16.75	1/30/2011	16,828	(1)	348,002
	41,481	—	22.30	1/30/2013
	6,000	—	37.80	1/30/2014
Kevin P. Riley	—	—	—	—	7,933	(2)	109,356
Michael J. Oleksak	—	—	—	—	7,044	(3)	145,670
Shepard D. Rainie	—	—	—	—	5,526	(4)	114,278
Sean A. Gray	—	—	—	—	4,885	(5)	101,022

(1)	7,529 shares vest on January 30, 2010; 7,528 shares vest on January 30, 2011; 1,771 shares vest on January 30, 2012.

(2)	2,205 shares vest on January 30, 2010; 2,816 shares vest on October 1, 2010; 2,204 shares vest on January 30, 2011; and 708 shares vest on January 30, 2012.

(3)	3,599 shares vest on January 30, 2010; 2,321 shares vest on January 30, 2011; and 1,124 shares vest on January 30, 2012.

(4)
3,271 shares vest on January 30, 2010; 500 shares vest on July 1, 2010; 1,401 shares vest on January 30, 2011; 354 shares vest on January 30, 2012, however, Mr. Rainie resigned his position on February 26, 2010 and forfeited 2,723 unvested shares.

(5)	2,162 shares vest on January 30, 2010; 1,661 shares were to vest on January 30, 2011; and 1,062 shares were to vest on January 30, 2012.

(6)	Computed using the Fair Market Value of the shares on the date of grant, based on Company’s closing price of $20.68 on 12/31/2009.

Option Exercises and Stock Vested
The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer, on an aggregate basis, during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael P. Daly	—	—	7,423	$174,589
Kevin P. Riley	—	—	3,163	$71,443
Michael J. Oleksak	—	—	2,291	$52,994
Shepard D. Rainie	—	—	2,141	$49,271
Sean A. Gray	—	—	1,099	$25,848
Pension Benefits
The following table provides information with respect to each plan that provides for payments or benefits in connection with the retirement of a named executive officer.

			Present Value of
		Number of Years Credited	Accumulated Benefit
Name	Plan Name	Service	($)
Michael P. Daly	Berkshire Bank Supplemental Executive Retirement Plan	24	$1,199,563	(1)

(1)
The material assumptions used to calculate the accumulated benefit were: the 1994 Group Annuity Mortality Reserve Table for post-retirement mortality; no pre-retirement mortality; and a 6.0% discount rate pre- and post-retirement.

Supplemental Retirement Arrangement
The Bank maintains a supplemental retirement arrangement with Mr. Daly to provide him with an annual retirement benefit following separation from service (other than for cause) on or after attaining age 62. The normal retirement benefit equals 46.6% of Mr. Daly’s average total salary and bonus paid during any three consecutive completed calendar years preceding termination of employment that produce the highest annual benefit. If Mr. Daly separates from service on or after age 55 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the annual retirement benefit described above, reduced by 5% for each year by which his age at termination is less than age 62.
Potential Post-Termination Benefits
The following tables show potential payments that would be made to the Named Executive Officers (other than Mr. Rainie, who resigned on February 26, 2010) upon specified events, assuming such events occurred on December 31, 2009, pursuant to each individual’s employment or change in control agreement, equity awards, and other benefit plans or arrangements that are not generally available on a nondiscriminating basis to all employees.

The following table provides the amount of compensation payable to Mr. Daly for each of the termination of listed below.

	Payments Due Upon
		Termination	Change in Control
	Termination	Without	With Termination
	For Cause	Cause	of Employment	Disability	Death

Base Salary	$—	$—	$—	$—	$237,500
Bonuses	—	—	—	—	—
Health and welfare benefits	—	—	—	34,011	7,397

Severance payments and benefits:
Base salary and bonuses	—	2,137,500	2,137,500	—	—
401(k) contribution	—	51,450	51,450	—	—
Health and welfare benefits	—	51,016	51,016	—	—
Other fringe benefits	—	97,347	97,347	—	—
Value of acceleration of unvested equity awards	—	348,003	348,003	348,003	348,003
Payment under SERP	—	—	3,594,103	3,594,103	3,594,103
Section 280G tax gross-up	—	—	1,895,963	—	—
The following table provides the amount of compensation payable to Messrs. Riley, Oleksak and Gray upon their termination of employment in connection with a change in control.

	Mr. Riley	Mr. Oleksak	Mr. Gray

Severance payments and benefits:
Annual compensation	$1,102,198	$994,873	$637,539
Health and welfare benefits	51,016	6,602	39,513
Value of acceleration of unvested equity awards	164,054	145,670	101,022
Section 280G tax gross-up	394,318	357,282	256,565
Payments Made Upon Termination for Cause. If Mr. Daly is terminated for cause (as defined under his employment agreement), he will receive his base salary, through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.
Payments Made Upon Termination without Cause or for Good Reason. If the Company or the Bank chooses to terminate Mr. Daly’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, Mr. Daly (or, upon his death, his beneficiary) would be entitled to receive an amount equal to the remaining base salary and incentive compensation payments, including amounts related to stock-based compensation, due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Company and the Bank during the remaining term of the employment agreement. The Company and the Bank would also continue and/or pay for life, medical, health, dental and disability coverage for Mr. Daly and his covered dependents until the earliest of his death, employment with another employer or the end of the remaining term of the employment agreements. Upon termination of Mr. Daly’s employment under these circumstances, Mr. Daly must adhere to a one-year non-competition, as well as a non-disclosure restriction.

Payments Made Upon Disability. If Mr. Daly becomes disabled and begins to receive benefits under the long-term disability insurance policy maintained by the Bank, Mr. Daly will also receive continued medical and life insurance coverage for three years following his termination of employment. Commencing in 2008, Berkshire Bank assisted Mr. Daly in purchasing a supplemental disability policy owned by Mr. Daly. In the event of his disability, Mr. Daly will receive compensation under the long-term disability policy maintained by the Berkshire Bank and the supplemental policy owned by Mr. Daly.
Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly separates from service due to disability, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.
Upon termination due to disability, outstanding stock options granted pursuant to our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.
Payments Made Upon Death. Under his employment agreement, in the event of Mr. Daly’s death, his estate is entitled to receive his base salary for an additional six months. Additionally, his dependents’ medical coverage will be paid for six months.
Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly dies while employed by the Bank, his estate will receive the normal retirement benefit, regardless of his age at the time of death. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.
Upon termination due to death, outstanding stock options granted pursuant to our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.
Payments Made Upon a Change in Control. Under Mr. Daly’s employment agreement, if voluntary termination (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of the Company or the Bank, Mr. Daly (or, upon his death, his beneficiary) would be entitled to a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement; or (2) three times the average of his annual compensation (as described in the agreement) for the five preceding taxable years. In addition, for a period of 36 months following a change in control, Mr. Daly (and his dependents (if any)) would be entitled to continued life, non-taxable medical and disability coverage substantially identical to the coverage received before the change in control. Mr. Daly’s change in control benefits also include the use of any club membership or automobile or other perquisite that was in place at the time of the change in control through the remaining term of the agreement and will be entitled to purchase the perquisite at the end of the term. Mr. Daly’s employment agreement also provides that upon his termination of employment following a change in control, Mr. Daly will be entitled to the employer contributions he would have received under the 401(k) plan had he continued his employment for the remaining term of his agreement. Mr. Daly would also be entitled to receive a tax indemnification payment from Berkshire Hills if payments under the employment agreements trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed a “base” amount that is three times the executive’s average taxable income over the five years preceding the change in control (“280G Limit”). The excise tax equals 20% of the amount of the payment in excess of the executive’s base amount.

Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly separates from service following a change in control, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Upon termination in connection with a change in control, Mr. Daly will receive the payment in a lump sum benefit. The agreement provides that benefit payments will commence not later than ten days following the change in control; provided, however, that if Mr. Daly is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the benefit will not commence until six months after his separation from service.
Messrs. Oleksak, Riley, Rainie and Gray have entered into change in control agreements with Berkshire Hills and Berkshire Bank. The change in control agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) follows a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If his employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. In addition, each executive would also be entitled to receive a tax indemnification payment if payments under the change in control agreements trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” In addition, each executive must comply with a one-year non-competition and non-disclosure provision following their receipt of severance payments under the agreements.
In the event of a change in control of Berkshire Hills or Berkshire Bank, outstanding stock options granted pursuant to our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards each executive’s 280G Limit.

Other Information Relating to Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.
Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2009, except for John B. Davies and Kevin P. Riley who each had one transaction reported on a late Form 4.
Transactions with Related Persons
The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.
Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2009 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations, except for the consulting agreement the Company maintained with director Farrell from December 15, 2008, to April 28, 2009, pursuant to which Mr. Farrell provided certain consulting services relating to the wealth management and insurance operations of the Company and its subsidiaries. Under the consulting agreement, Mr. Farrell received fees of $98,399 in 2009.
Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Procedures Governing Related Persons Transactions
We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.
Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:
•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;
•	the Company is, will, or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.
The procedures exclude certain transactions, including:
•
any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;
•
any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;

•
any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;

•	any transaction with a related person in which the rates or charges involved are determined by competitive bids;
•	any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•
any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•
any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Audit Committee. In connection with its review, the Audit Committee will consider all relevant factors, including:
•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.
For each periodic review of related persons transactions, the Audit Committee will determine if the transactions were fair, reasonable, and within Company policy and will recommend to the disinterested members of the Board of Directors that they should be ratified and approved or make such other recommendation to the Board of Directors as the Audit Committee deems appropriate. If any transaction recommended for ratification and approval by the Audit Committee is not ratified and approved by the Board of Directors, the Secretary of the Audit Committee will provide a report to the Audit Committee setting forth information about the Board’s actions.
Submission of Business Proposals and Stockholder Nominations
The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than November 26, 2010. If next year’s annual meeting is held on a date more than 30 calendar days from May  _____, 2011, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.
The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.
Stockholder Communications
The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Berkshire Hills Bancorp, Inc., 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202. Communications to the Board of Directors should be in the care of Kevin P. Riley, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Stockholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Lawrence A. Bossidy, the Chair of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous
The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.
The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.
If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.
Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.
Other Matters
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY
BERKSHIRE HILLS BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May      , 2010
10:00 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the “Company”), consisting of Susan M. Hill, Cornelius D. Mahoney, Catherine B. Miller and Corydon L. Thurston or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May _____, 2010 at 10:00 a.m., local time, at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:
1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

John B. Davies, Rodney C. Dimock and David E. Phelps

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The advisory (non-binding) vote on the Company’s executive compensation programs and policies.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of Berkshire Hills Bancorp, Inc. for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:

SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[Berkshire Hills Bancorp, Inc. Letterhead]
Dear Participant:
As a participant in the Berkshire Bank 401(k) Plan (“401(k) Plan”) who invests in Berkshire Hills Bancorp, Inc. common stock through the 401(k) Plan, you are entitled to direct the 401(k) Plan trustee how to vote the shares of Berkshire Hills Bancorp, Inc. (“Company”) common stock credited to your plan account.
On behalf of the Board of Directors of Berkshire Hills Bancorp, Inc., I am forwarding you the enclosed GREEN voting instruction card to convey your voting instructions to the 401(k) Plan trustee on the proposals to be presented at the Annual Meeting of Stockholders of Berkshire Hills Bancorp, Inc. to be held on May _____, 2010. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Berkshire Hills Bancorp, Inc. Stockholders and a copy of the Company’s Annual Report to Stockholders.
The 401(k) Plan trustee will vote the shares of Company common stock credited to your accounts as directed on the enclosed GREEN voting instruction card as long as the trustee receives your instructions by April _____, 2010. If you do not direct the trustee how to vote your shares of Company common stock, the trustee will vote your shares in a manner calculated to most accurately reflect the instructions received from other participants.
Please complete and sign the enclosed voting instruction card for the 401(k) Plan and return it in the enclosed postage-paid envelope no later than April _____, 2010. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Berkshire Bank.

Sincerely,

Michael P. Daly
President and Chief Executive Officer

VOTING INSTRUCTION CARD
BERKSHIRE HILLS BANCORP, INC. – 401(k) PLAN
ANNUAL MEETING OF STOCKHOLDERS
May __, 2010
10:00 a.m., Local Time

The undersigned hereby directs the Trustee(s) to vote all shares of common stock of Berkshire Hills Bancorp, Inc. (the “Company”) credited to the undersigned’s account(s), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May _____, 2010 at 10:00 a.m., local time, at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts and at any and all adjournments thereof, as follows:
1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

John B. Davies, Rodney C. Dimock and David E. Phelps

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The advisory (non-binding) vote on the Company’s executive compensation programs and policies.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of Berkshire Hills Bancorp, Inc. for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Date:

Participant sign above
PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION
CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[Berkshire Hills Bancorp, Inc. Letterhead]
Dear Stock Award Recipient:
On behalf of the Board of Directors of Berkshire Hills Bancorp, Inc. (the “Company”), I am forwarding you the attached YELLOW vote authorization form provided for you to convey your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Berkshire Hills Bancorp, Inc. to be held on May _____, 2010. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.
You are entitled to vote all unvested shares of restricted Company common stock awarded to you under the Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive Plan and/or the Amended and Restated 2003 Equity Compensation Plan (collectively referred to as the “Incentive Plan”) that are unvested as of March _____, 2010. The Trustee will vote these shares of Company common stock held in the Incentive Plan Trust in accordance with instructions it receives from you and other Stock Award Recipients.
To direct the voting of the unvested shares of Company common stock awarded to you under the Incentive Plan, you must complete and sign the attached YELLOW vote authorization form and return it in the enclosed postage-paid envelope no later than April _____, 2010.

Sincerely,

Michael P. Daly
President and Chief Executive Officer

VOTE AUTHORIZATION FORM
I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all unvested restricted shares of Berkshire Hills Bancorp, Inc. (the “Company”) common stock awarded to me under the Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive Plan and/or the Amended and Restated 2003 Equity Compensation Plan (collectively referred to as the “Incentive Plan”). Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May _____, 2010.
Accordingly, please vote my shares as follows:
1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

John B. Davies, Rodney C. Dimock and David E. Phelps

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐
2.	The advisory (non-binding) vote on the Company’s executive compensation programs and policies.

FOR	AGAINST	ABSTAIN

☐	☐	☐
3.	The ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm of Berkshire Hills Bancorp, Inc. for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN

☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
The Incentive Plan Trustee is hereby authorized to vote any unvested shares awarded to me as indicated above.

Date	Signature
Please date, sign and return this form in the enclosed envelope no later than April __, 2010.